Exhibit 99.1
Virtusa Announces Fourth Quarter and Fiscal Year 2008 Financial Results
•	Fourth quarter revenue of $45.0 million increased 28% year-over-year and full year revenue grew 33% to $165.2 million

•	Income from operations for the fourth quarter grew 38% year-over-year to $5.6 million and for the full year increased 37% to $19.4 million

•	Signed 10 new clients in the fourth quarter and 24 new clients in the full year
Westborough, MA — (May 20, 2008) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported its financial results for the fourth quarter and full fiscal year ended March 31, 2008.
Fourth Quarter Fiscal 2008 Financial Results
For the fourth quarter of fiscal 2008, Virtusa’s revenue increased 28% year-over-year and 6% sequentially, to $45.0 million.
Virtusa reported income from operations of $5.6 million, or 12.5% of revenue, for the fourth quarter of fiscal 2008. This represents an increase of 38% compared to $4.1 million for the fourth quarter of fiscal 2007.
Net income for the fourth quarter of fiscal 2008 was $5.3 million, or $0.21 per diluted share, compared to $3.6 million, or $0.19 per diluted share, for the fourth quarter of fiscal 2007. Earnings per share for the fourth quarter of fiscal 2008 reflects a 30% year-over-year increase in diluted shares outstanding primarily due to the successful completion of the Company’s initial public offering.
Full Year Fiscal 2008 Financial Results
For the full year fiscal 2008, Virtusa’s revenue increased 33% year-over-year, to $165.2 million.
Virtusa reported income from operations of $19.4 million, or 11.7% of revenue, for the fiscal year 2008. This represents an increase of 37% compared to $14.2 million for the fiscal year 2007.
Net income for fiscal year 2008 was $17.8 million, or $0.76 per diluted share, compared to $19.0 million, or $1.03 per diluted share, for fiscal year 2007. The year-over-year decrease in net income of $1.2 million is primarily due to a one-time income tax benefit of $5.0 million in the prior year caused by the release of the Company’s deferred tax asset valuation allowance. Earnings per share for the fiscal year 2008 reflects the lack of the one-time income tax benefit and a 27% year-over-year increase in diluted shares outstanding primarily due to the successful completion of the Company’s initial public offering.
The Company ended fiscal year 2008 with $99.0 million of cash and cash equivalents, short-term investments and long-term investments.
Kris Canekeratne, Virtusa’s Chairman and CEO stated, “This quarter capped off an exciting and successful year for Virtusa, highlighted by the completion of our IPO in August, the signing of a strategic relationship with British Telecom and very strong top and bottom line growth.” Canekeratne continued, “In the fourth quarter we added a record number of new clients. This is a significant validation of the value we bring to our clients even in a challenging economic environment.”

“Our success in fiscal year 2008 reinforces our strategic commitment to investing for long-term sustainable top line growth while expanding margins over time,” said Tom Holler, Chief Financial Officer. “As we look forward to fiscal year 2009, our guidance considers the positive underlying momentum of our business as well as uncertain economic conditions.”
Financial Outlook
Virtusa management provided the following current financial guidance:
•	First quarter 2009 revenue is expected to be in the range of $45 to $46 million, with diluted EPS of $0.13 to $0.16.

•	Fiscal year 2009 revenue is expected to be in the range of $196 to $203 million, with diluted EPS of $0.70 to $0.79.
The Company’s first quarter and fiscal year 2009 diluted EPS estimates assume an average diluted share count of approximately 24.8 million and 24.9 million, respectively, (assuming no further exercises of stock-based awards) and a stock price of $11.40, which was derived from the average closing price of our stock over the five trading days ended on May 16, 2008. Deviations from this stock price will cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights. The first quarter and fiscal year 2009 average diluted share counts are higher year-over-year by approximately 23% and 7%, respectively, primarily due to our IPO in August 2007.
Conference Call and Webcast
Virtusa will host a conference call on May 20, 2008 at 5:00 pm Eastern time to discuss the Company’s fourth quarter and fiscal year 2008 financial results, current financial guidance and other corporate developments. To access this call, dial 888-812-8569 (domestic) or 913-312-1411 (international). A replay of this conference call will be available through May 27, 2008 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 4374693. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.
About Virtusa Corporation
Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.
Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.
“Virtusa” is a registered trademark of Virtusa Corporation.
Forward-Looking Statements
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; our ability to expand our business or effectively manage growth; restrictions on immigration; the loss of any key member of our senior management team, increasing competition in the IT services outsourcing industry; our ability to hire and retain enough sufficiently trained IT professionals to support our operations; quarterly fluctuations in our earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, our ability to attract and retain clients and meet their expectations; our ability to sustain profitability or maintain profitable engagements; our ability to successfully manage our billing and utilization rates and our targeted on-site to offshore delivery mix; technological innovation; our ability to effectively manage our facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in our operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to us by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to us; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in our public filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for our first, second and third fiscal quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31, 2008	March 31, 2007(1)
Assets:
Cash and cash equivalents	$41,047	$45,079
Short-term investments	40,816	—
Accounts receivable, net	34,716	28,588
Unbilled accounts receivable	4,233	2,422
Prepaid expenses	4,025	1,862
Deferred income taxes	901	3,094
Other current assets	6,349	3,681

Total current assets	132,087	84,726

Property and equipment, net	16,833	7,541
Long-term investments	17,091	41
Restricted cash	4,361	1,588
Deferred income taxes	4,429	1,946
Other long-term assets	5,969	3,477

Total assets	$180,770	$99,319

Liabilities:
Accounts payable	$3,726	$4,414
Accrued employee compensation and benefits	10,424	6,999
Accrued expenses — other	8,375	4,338
Deferred revenue	351	877
Income taxes payable	403	1,163
Accrued liability — stock appreciation rights	—	1,170

Total current liabilities	23,279	18,961
Long-term liabilities	1,657	237

Total liabilities	24,936	19,198

Redeemable convertible preferred stock	—	60,862

Stockholders’ equity	155,834	19,259

Total liabilities and stockholders’ equity	$180,770	$99,319

(1)	Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Virtusa Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenue	$45,040	$35,272	$165,198	$124,660
Costs of revenue	24,904	19,402	92,847	68,031

Gross profit	20,136	15,870	72,351	56,629

Total operating expenses	14,521	11,788	52,972	42,478

Income from operations	5,615	4,082	19,379	14,151

Other income (expense)
Interest income, net	1,271	396	3,917	1,246
Foreign currency transaction gains (losses)	(173)	(335)	(732)	125
Other, net	65	(58)	64	(162)

Total other income	1,163	3	3,249	1,209

Income before income tax expense	6,778	4,085	22,628	15,360
Income tax expense (benefit)	1,519	450	4,857	(3,630)

Net income	$5,259	$3,635	$17,771	$18,990

Net income per share of common stock:
Basic	$0.23	$0.21	$0.83	$1.09

Diluted	$0.21	$0.19	$0.76	$1.03

Weighted average number of common shares outstanding
Basic (1)	22,932,631	17,513,957	21,368,470	17,431,405

Diluted	24,773,046	19,033,959	23,282,663	18,351,161

(1)	The net income per share calculations for the three months and fiscal year ended March 31, 2007 give effect to the automatic conversion of the redeemable convertible preferred stock into 11,425,786 shares of common stock upon the completion of the Company’s initial public offering on August 8, 2007.
Media Contact:
Brian Ruby/Susan Hartzell
ICR
brian.ruby@icrinc.com, 203-682-8268
susan.hartzell@icrinc.com, 203-682-8238
Investor Contact:
Staci Strauss Mortenson/Kori Doherty
ICR
staci.mortenson@icrinc.com, 203-682-8273
kori.doherty@icrinc.com, 617-956-6730